Exhibit 99.1
SEANERGY MARITIME CORP’S COMMON STOCK AND WARRANTS TO TRADE SEPARATELY
October 12, 2007 — Athens Greece — Seanergy Maritime Corp. (AMEX: SRG.U) announced today that Maxim Group LLC, representative of the underwriters of the Company’s initial public offering of units, consummated on September 28, 2007, has notified it that it is not going to exercise any of the remaining units as part of its over-allotment option and is therefore renouncing any right it has to the remaining 2,200,000 units available pursuant to the over-allotment option.
Further, Maxim Group LLC notified the Company that commencing on October 26, 2007, the common stock and warrants included in the Company’s units shall trade separately. The common stock and warrants will be listed on the American Stock Exchange under the symbols SRG and SRGW, respectively. The units will continue to be listed on the American Stock Exchange under the symbol SRGU.
This press release shall neither constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus, a copy of which may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York, 10174, Telephone: (800) 724-0761.
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.
About Seanergy Maritime Corp.
Seanergy Maritime Corp. is a newly organized Business Combination Company™, or BCC™. A BCC™ is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. The Company intends to focus on identifying one or more businesses or assets in the maritime shipping industry, but will not be limited to pursuing acquisition opportunities only within that industry.
For Further Information please contact:
Seanergy Maritime Corp.
Panos Zafet
CEO & Co-chairman of the Board
10, Amfitheas Avenue
17564 P. Faliro
Athens, Greece
Tel: 30 210 9406900
Fax: 30 210 9406933
Investor Relations / Financial Media:
Capital Link, Inc.
Paul Lampoutis
230 Park Avenue Suite 1536
New York, NY 10169
Tel. (212) 661-7566
E-mail: seanergy@capitallink.com